Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-162584, No. 333-160337, No. 333-157029 and No. 333-84304) on Form S-3 and (No. 333-64346, No. 333-134583, No. 333-139968, and No. 333-159104) on Form S-8 of Hampton Roads Bankshares, Inc. and subsidiaries of our reports dated April 22, 2010, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report to shareholders, included in and incorporated by reference in the Annual Report on Form 10-K of Hampton Roads Bankshares Inc. for the year ended December 31, 2009.

Our report dated April 22, 2010, on the effectiveness of internal control over financial reporting as of December 31, 2009, expressed an opinion that Hampton Roads Bankshares, Inc. had not maintained effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Winchester, Virginia

April 22, 2010